Exhibit 3.101

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF GRAND CASINOS OF MISSISSIPPI, LLC—GULFPORT

A MISSISSIPPI LIMITED LIABILITY COMPANY

This Limited Liability Company Operating Agreement is made and entered into as of the 2nd day of October, 1998, by and between the undersigned, as Members.

ARTICLE I

FORMATION OF COMPANY

1.01	Definitions. Capitalized terms shall have the meaning set forth in Article XIV or as defined elsewhere in this Agreement.

1.02	Formation. On September 29, 1998, the Company was organized as a Mississippi limited liability company by delivering an executed Certificate of Formation to the Mississippi Secretary of State in accordance with and pursuant to the Mississippi Act.

1.03	Name. The name of the Company is Grand Casinos of Mississippi, LLC—Gulfport and title to all property owned or leased to the Company shall be held in such name and all business shall be conducted under such name.

1.04	Principal Place of Business. The principal place of business of the Company within the State of Mississippi shall be 11975 Seaway Road, Gulfport, Mississippi 39503. The Company may locate its places of business and registered office at any other place or places as the Board of Managers may from time to time deem advisable.

1.05	Registered Office and Registration Agent. The Company’s initial registered office shall be at the office of its registered agent at 631 Lakeland East Drive, Flowood, Mississippi 39208, and the name of its initial registered agent at such address shall be CT Corporation Systems. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Mississippi pursuant to the Mississippi Act.

1.06	Term. The term of the Company shall be from the date of filing of Certificate of Formation with the Secretary of State of the State of Mississippi until the Company is dissolved in accordance with either the provisions of this Agreement or the Mississippi Act.

4.02	Number, Election, Tenure and Qualifications.

a.	The number of members of the Board of Managers of the Company shall be the number established by the Members from time to time.

b.	Members of the Board of Managers are elected by Majority Vote of the Members at the first annual Members’ meeting. In all elections for members of the Board of Managers, every Member shall have the right to vote, in person or by proxy, the number of Membership Units owned by him, for as many Persons as there are members of the Board of Managers to be elected.

c.	The terms of the initial members of the Board of Managers of the Company expire at the first Members’ meeting at which members of the Board of Managers shall be elected. The terms of all other members of the Board of Managers expire at the next annual Members’ meeting following their election or upon the earlier death, removal or resignation of such members of the Board of Manager. A decrease in the number of members of the Board of Managers does not shorten an incumbent Manager’s term. The term of a Manager elected to fill a vacancy expires at the next Members’ meeting at which members of the Board of Managers shall be elected. Despite the expiration of a Manager’s term, he continues to serve until his successor shall be elected and qualifies or until there shall be a decrease in the number of members of the Board of Managers. A member of the Board of Managers need not be a resident of this state or a Member of the Company.

4.03	Resignation of Managers; Removal of Managers by Members.

a.	A member of the Board of Managers may resign at any time by delivering written notice to the Board of Managers, to its Chief Manager or to the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

b.	The Members may remove one or more members of the Board of Managers with or without cause by Majority Vote. If a member of the Board of Managers is elected by a voting group of Members, only the Members of that voting group may participate in the vote to remove him. A member of the Board of Managers may be removed by the Members only at a meeting called for the purpose of removing him and the meeting notice must state that the purpose, or one (1) of the purposes, of the meeting shall be removal of the member of the Board of Managers.

4.04	Regular Meetings. Unless at least ten (10) days’ notice otherwise is given, a regular meeting of the Board of Managers shall be held without other notice than this Agreement immediately after, and at the same place as, the annual meeting of Members.

4.05	Special Meetings. Special meetings of the Board of Managers may be called by or at the request of the Chief Manager, the President or any Manager(s). Special meetings of the Board of Managers must be preceded by at least two (2) days’ notice of the date, time and place of the meeting. If no place for the meeting has been designated in the notice, the meeting shall be held at the principal office of the Company. The notice need not describe the purpose of the special meeting unless required by this Agreement.

4.06	Place of Meetings. The Board of Managers may hold regular or special meetings in or out of the State of Mississippi.

4.07	Waiver of Notice; Previously Scheduled Meetings. A member of the Board of Managers may waive notice of the date, time and place of a meeting of the Board of Managers. A waiver of notice by a member of the Board of Managers entitled to notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a member of the Board of Managers at a meeting is a waiver of notice of that meeting, unless the member of the Board of Managers objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting. If the day or date, time and place of a meeting of the Board of Managers have been provided herein or announced at a previous meeting of the Board of Managers, no notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken of the date, time and place at which the meeting will be reconvened.

4.08	Quorum. A quorum of the Board of Managers consists of a majority of the number of members of the Board of Managers in office immediately before the meeting begins. If less than such number necessary for a quorum shall be present at a meeting, a majority of the members of the Board of Managers present may adjourn the meeting from time to time without further notice.

4.09	Manner of Acting. Each member of the Board of Managers shall have one (1) vote. If a quorum is present when a vote is taken, the Majority Vote of members of the Board of Managers present is the act of the Board of Managers unless this Agreement requires the vote of a greater number of members of the Board of Managers.

4.10	Action Without A Meeting. Action required or permitted to be taken at a Board of Managers’ meeting may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents describing the action taken, signed by each member of the Board of Managers, and included in the minutes or filed with the Company records reflecting the action taken. Action taken under this section shall be effective when the last member of the Board of Managers signs the consent, unless the consent specifies a different effective date. Such a consent has the effect of a meeting vote and may be described as such in any document.

4.11	Vacancies. If a vacancy occurs on the Board of Managers, including a vacancy resulting from an increase in the number of members of the Board of Managers, the Members shall fill the vacancy by Majority Vote. If the vacant office was held by a member of the Board of Managers elected by a voting group of Members, only the holders of interests of that voting group shall be entitled to fill the vacancy. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs, but the new Manager may not take office until the vacancy occurs.

4.12	Compensation. The Board of Managers may fix the compensation of members of the Board of Managers. By resolution of the Board of Managers, each member of the Board of Managers may be paid his expenses, if any, of attendance at each meeting of the Board of Managers, and may be paid a stated salary as a member of the Board of Managers or a fixed sum for attendance at each meeting of the Board of Managers or both. No such payment shall preclude any member of the Board of Managers from serving the Company in any other capacity and receiving compensation therefor.

4.13	Executive and Other Committees. The Board of Managers may create an executive committee and one or more other committees and appoint members of the Board of Managers to serve on them. Each committee must have two (2) or more members, who serve at the pleasure of the Board of Managers. The creation of a committee and appointment of members to it must be approved by the greater of (1) a majority of all the members of the Board of Managers in office when the action is taken or (2) the number of members of the Board of Managers required by this Agreement, to take action. To the extent specified by the Board of Managers or in this Agreement, each committee may exercise the authority of the Board of Managers. A committee may not, however, authorize distributions; approve or propose to Members action required by applicable law to be approved by Members; fill vacancies on the Board of Managers or on any of its committees; amend the Certificate of Formation pursuant to applicable law authorizing amendment by the Board of Managers; adopt, amend, or repeal any provisions of this Agreement; approve a plan of merger not requiring Member approval; authorize or approve the reacquisition of interests in the Company, except according to a formula or method prescribed by the Board of Managers; or authorize or approve the issuance or sale or contract for sale of interests in the Company, or determine the designation and relative rights, preferences and limitations of a class of Membership Units in the Company, except that the Board of Managers may authorize a committee (or a senior executive Manager-Officer of the Company) to do so within limits specifically prescribed by the Board of Managers. Provisions of this Agreement governing meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Managers, apply to committees and their members as well.

4.14	Participation by Telephonic or Other Means. The Board of Managers may permit any or all members of the Board of Managers to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all members of the Board of Managers participating may simultaneously hear each other during the meeting. A member of the Board of Managers participating in a meeting by this means shall be deemed to be present in person at the meeting.

4.15	Certain Powers of Board of Managers. Without limiting the generality of Section 4.01 hereinabove, the Board of Managers shall have power and authority, on behalf of the Company:

a.	To acquire property from any Person as the Board of Managers may determine. The fact that a Manager or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Board of Managers from dealing with that Person;

b.	To borrow money for the Company from banks, other lending institutions, the Managers, Members, or affiliates of the Managers or Members on such terms as the Board of Managers deems appropriate, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Board of Managers, or to the extent permitted under the Mississippi Act by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Managers;

c.	To purchase liability and other insurance to protect the Company’s property and business;

d.	To hold and own any Company real and/or personal properties in the name of the Company;

e.	To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

f.

Upon the affirmative vote of the Members holding at least two-thirds ( 2/3rds) of all Membership Units, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as that disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound, provided, however, that the affirmative vote of the Members shall not be required with respect to any sale or disposition of the Company’s assets in the ordinary course of the Company’s business;

g.	To authorize execution on behalf of the Company all instruments and documents, including, without limitation: checks; drafts; notes and other negotiable instruments; mortgages, or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Board of Managers, to the business of the Company;

h.	To employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;

i.	To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Board of Managers may approve;

j.	To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business; and

k.	Unless authorized to do so by this Agreement or by the Board of Managers of the Company, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Board of Managers to act as an agent of the Company in accordance with the previous sentence.

4.16	Liability for Certain Acts. The members of the Board of Managers shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Manager of the Company. A Manager does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. A Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by the Manager.

4.17	Managers Have No Exclusive Duty to Company. The Managers shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers or to the income or proceeds derived therefrom. The Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

4.18	Indemnity of the Managers, Employees, and Other Agents. To the maximum extent permitted under Section 79-29-110 of the Mississippi Act, the Company shall indemnify the Managers and make advances for expenses. The Company may indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that the indemnification in any given situation is approved by Majority Vote of the Members.

ARTICLE V

MANAGER-OFFICERS

5.01	Number and Designation. The Manager-Officers of the Company shall be as provided below and shall be elected or appointed by the Board of Managers. The Board of Managers may elect or appoint such other Manager-Officers (or assistants thereto) or agents as it deems necessary for the operation and management of the Company, with such powers, rights, duties and responsibilities as may be determined by the Board of Managers, each of whom shall have the powers, rights, duties and responsibilities set forth in this Agreement unless otherwise determined by the Board of Managers. Any of the positions or functions of those positions may be held by the same person.

5.02	Chief Manager. Unless provided otherwise by a resolution adopted by the Board of Managers or by this Agreement, the Chief Manager (a) shall have general active management of the business of the Company; (b) shall, when present, preside at all meetings of the Members and Board of Managers; (c) shall see that all orders and resolutions of the Board of Managers are carried into effect; (d) may maintain records of and certify proceedings of the Board of Managers and Members; and (e) shall perform such other duties as may from time to time be prescribed by the Board of Managers.

5.03	Chief Financial Officer/Treasurer and Chief Financial Manager. Unless provided otherwise by a resolution adopted by the Board of Managers, the Chief Financial Officer/Treasurer: (a) shall keep accurate financial records for the Company; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the Company in such banks and depositories as the Board of Managers shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the Company as ordered by the Board of Managers, making proper vouchers therefor; (d) shall disburse company funds and issue checks and drafts in the name of the Company, as ordered by the Board of Managers; (e) shall render to the Chief Manager and the Board of Managers, whenever requested, an account of all of such Manager’s transactions as Chief Financial Officer/Treasurer and of the financial condition of the Company; and (f) shall perform such other duties as may be prescribed by the Board of Managers or the Chief Manager from time to time.

Unless otherwise determined by the Board of Managers, the Chief Financial Officer/Treasurer shall also be the Chief Financial Manager of the Company. If a Manager other than the Chief Financial Officer/Treasurer is designated Chief Financial Manager, the Chief Financial Manager shall perform such duties as may from time to time be assigned by the Board of Managers.

5.04	President. Unless otherwise determined by the Board of Managers, the Chief Manager shall also be the President of the Company. If a Manager-Officer other than the Chief Manager is designated President, the President shall perform such duties as may from time to time be assigned by the Board of Managers.

5.05	Chief Administrative Officer. Unless provided otherwise by the Board of Managers or this Agreement, the Chief Administrative Officer shall have general administrative duties as a Manager in the management of the business of the Company and shall perform such other duties as may from time to time be prescribed by the Board of Managers.

5.06	Vice Presidents. Any one or more Vice Presidents, if any, may be designated by the Board of Managers as Executive Vice President or Senior Vice President. During the absence or disability of the President, it shall be the duty of the highest ranking Executive Vice President, and, in the absence of any such Executive Vice President, it shall be the duty of the highest ranking Senior Vice President or other Vice President, who shall be present at the time and able to act, to perform the duties of the President. The determination of who is the highest ranking of two or more persons holding the same position shall, in the absence of specific designation of order of rank by the Board of Managers, be made on the basis of the earliest date of appointment or election, or, in the event of simultaneous appointment or election, on the basis of the longest continuous employment by the Company.

5.07	Secretary. The Secretary, unless otherwise determined by the Board of Managers, shall attend all meetings of the Members and all meetings of the Board of Managers, shall record or cause to be recorded all proceedings thereof in a book to be kept for that purpose, and may certify such proceedings. Except as otherwise required or permitted by law or by this Agreement, the Secretary shall give or cause to be given notice of all meetings of the Members and all meetings of the Board of Managers.

5.08	Authority and Duties. In addition to the foregoing authority and duties, all Manager-Officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Managers. Unless prohibited by a resolution approved by the affirmative vote of a majority of the members of the Board of Managers, a Manager-Officer elected or appointed by the Board of Managers may, without the approval of the Board of Managers, delegate some or all of the duties and powers of a position to other persons.

5.09	Term. All Manager-Officers of the Company shall hold office until their respective successors are chosen and have qualified or until their earlier death, resignation or removal. A Manager-Officer may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice. A Manager-Officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the Board of Managers present at a duly held Board of Managers meeting, subject to the provisions of this Agreement. A vacancy in a position because of death, resignation, removal, disqualification or other cause may, or in the case of a vacancy in the position of Chief Manager or Chief Financial Officer/Treasurer shall, be filled for the unexpired portion of the term by the Board of Managers.

5.10	Salaries. The salaries of all Manager-Officers of the Company shall be fixed by the Board of Managers or by the Chief Manager if authorized by the Board of Managers.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.01	Limitation of Liability. Each Member’s liability shall be limited as set forth in this Agreement, the Mississippi Act, and other applicable law.

6.02	Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond the Member’s respective Capital Contributions and any obligation of the Member under Section 8.01 or 8.02 herein to make Capital Contributions, except as provided in Section 6.07 herein or as otherwise required by law.

6.03	List of Members. Upon written request of any Member, the Board of Managers shall provide a list showing the names, addresses, and the number of Membership Units owned by each Member.

6.04

Approval of Sale of All Assets. The Members shall have the right, by the affirmative vote of Members holding at least two-thirds ( 2/3rds) of all Membership Units, to approve the sale, exchange, or other disposition of all, or substantially all, of the Company’s assets which is to occur as part of a single transaction or plan; provided, however, that no such vote of Members shall be required for sales, exchanges or other dispositions in the ordinary course of the Company’s business.

6.05	Company Books. In accordance with Section 10.09 herein, the Board of Managers shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy those Company documents at the requesting Member’s expense.

6.06	Priority and Return of Capital. No Member shall have priority over any other Member, either for the return of Capital Contributions or for Net Profits, Net Losses, or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

6.07	Liability of a Member to the Company. A Member who rightfully receives the return in whole or in part of its contribution (as defined in Section 79-29-103 of the Mississippi Act) is nevertheless liable to the Company only to the extent now or hereafter provided by the Mississippi Act.

6.08	Agency Power of Members. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Board of Managers to act as an agent of the Company as provided herein.

ARTICLE VII

MEETINGS OF MEMBERS

7.01	Annual Meeting. The annual meeting of the Members shall be held on the first Tuesday in May of each year or at such other time as shall be determined by resolution of the Members, commencing with the year 1999, for the purpose of the transaction of such business as may come before the meeting.

7.02	Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member or Members holding at least ten percent (10%) of the Membership Units.

7.03	Place of Meetings. The Members may designate any place, either within or outside the State of Mississippi, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Mississippi.

7.04	Notice of Meetings. Except as provided in Section 7.05 herein, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member. If mailed, the notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at the Member’s address as it appears on the books of the Company, with postage thereon prepaid.

7.05	Meeting of All Members. If all of the Members shall meet at any time and place, either within or outside of the State of Mississippi, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

7.06	Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjournment of the meeting.

7.07

Quorum. Members holding at least two-thirds ( 2/3rds) of all Membership Units, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a majority of the Membership Units so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of a Member owning that number of Membership Units whose absence would cause less than a quorum.

7.08	Manner of Acting. If a quorum is present, a Majority Vote of the total Membership Units shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Mississippi Act, by the Certificate of Formation, or by this Agreement. Unless otherwise expressly provided in this Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

7.09	Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. The proxy shall be filed with the Board of Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

7.10	Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member, and delivered to the Board of Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this section is effective when all Members have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.11	Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of the notice.

ARTICLE VIII

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.01	Members’ Capital Contributions. Each Member shall contribute such amount as is set forth in Exhibit “A” as its share of the Initial Capital Contribution in order to purchase the Membership Unit(s) as set forth therein and as further described in Article IX.

8.02	Additional Contributions. No Member shall be required to make any additional Capital Contributions.

8.03	Capital Accounts. A separate Capital Account will be maintained for each Member.

a.	Each Member’s Capital Account will be increased by: (i) The amount of money contributed by the Member to the Company; (ii) The fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under IRC § 752); (iii) Allocations to the Member of Net Profits; and (iv) Allocations to the Member of income described in IRC § 705(a)(l)(B).

b.	Each Member’s Capital Account will be decreased by: (i) The amount of money distributed to the Member by the Company; (ii) The fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under IRC § 752); (iii) Allocations to the Member of expenditures described in IRC § 705(a)(2)(B); and (iv) Allocations to the account of the Member of Net Losses and deduction as set forth in the relevant Treasury Regulations, taking into account adjustments to reflect book value.

c.	In the event of a permitted sale or exchange of a Membership Unit, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Unit in accordance with Treas. Reg. § 1.704-l(b)(2)(iv).

d.	The manner in which Capita] Accounts are to be maintained pursuant to this Section 8.03 is intended to comply with the requirements of IRC § 704(b) and the Treasury Regulations promulgated thereunder. If in the opinion of the Company’s accountants the manner in which Capital Amounts are to be maintained pursuant to the preceding provisions of this Section 8.03 should be modified to comply with IRC § 704(b) and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.03, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

e.	Upon liquidation of the Company (or any Member’s Membership Units), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs. Liquidation proceeds will be paid within sixty (60) days of the end of the taxable year (or, if later, within one hundred twenty (120) days after the date of the liquidation). The Company may offset damages for breach of this Agreement by a Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to the Member.

f.	Except as otherwise required in the Mississippi Act (and subject to Sections 8.01 and 8.02 hereinabove), no Member shall have any liability to restore all or any portion of a deficit balance in the Member’s Capital Account.

8.04	Withdrawal or Reduction of Members’ Contributions to Capital. A Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them. A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

ARTICLE IX

MEMBERSHIP UNITS

9.01	Authorization of Membership Units. One Million (1,000,000) Membership Units in the Company are hereby authorized and one (1) is hereby issued to the Member listed on the attached Exhibit “A.” Each Membership Unit shall entitle the Member owning such Membership Unit to one (1) vote in person or by written proxy at all annual or special meetings of the Company or on all matters in which Members are entitled to vote.

9.02	Future Increases in Membership Units Available.

a.	Should the Company increase the amount of Membership Units available from that set forth above, members owning Membership Units at the time of such increase shall have the right to purchase additional Membership Units in proportion to the amount of Membership Units the Member then owns. The Capital Contribution for such additional Membership Units shall be equal to the amount for which such Membership Units are being offered to the new Members.

b.	No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Board of Managers shall, at the time a Member is admitted, make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of IRC § 706(d) and the Treasury Regulations promulgated thereunder.

ARTICLE X

ALLOCATION, INCOME TAX, DISTRIBUTIONS, ELECTIONS, AND REPORTS

10.01	Allocations of Profits and Losses from Operations. The Net Profits and Net Losses of the Company for each fiscal year will be allocated to the Members according to the proportion such Member’s Membership Units bears to the aggregate number of issued and outstanding Membership Units in the Company.

10.02	Special Allocations to Capital Accounts. No allocations of loss, deduction, and/or expenditures described in IRC § 705(a)(2)(B) shall be charged to the Capital Accounts of any Member if such allocation would cause such Member to have a Deficit Capital Account. The amount of the loss, deduction, and/or IRC § 705(a)(2)(B) expenditure which would have caused a Member to have a Deficit Capital Account shall instead be charged to the Capital Account of any Members which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their interests in Company profits pursuant to Section 10.01 herainabove.

a.	If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-l(b)(2)(ii)(d)(4), (5), or (6), which create or increase a Deficit Capital Account of the Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of the Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 10.02(a) be interpreted to comply with the alternate test for economic effect set forth in Treas. Reg. § 1.704-l(b)(2)(ii)(d).

b.	If any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that the Member is obligated to restore to the Company under Treas. Reg. § 1.704-1(b)(2)(ii)(c) and the Member’s share of minimum gain as defined in Treas. Reg. § 1.704-2(g)(l) (which is also treated as an obligation to restore in accordance with Treas. Reg. § 1.704-l(b)(2)(ii)(d)), the Capital Account of the Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of the excess as quickly as possible.

c.	Notwithstanding any other provision of this Section 10.02, if there is a net decrease in the Company’s minimum gain as defined in Treas. Reg. § 1.704-2(d) during a taxable year of the Company, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member’s share of the net decrease in Company minimum gain. This Section 10.02(c) is intended to comply with the minimum gain charge back requirement of Treas. Reg. § 1.704-2 and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company’s minimum gain, if the minimum gain charge back requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Board of Managers may in their discretion (and shall, if requested to do so by a Member) seek to have the IRS waive the minimum gain charge back requirement in accordance with Treas. Reg. § 1.704-2(f)(4).

d.	Items of Company loss, deduction, and expenditures described in IRC §705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under Treas. Reg. § l.704-2(i) shall be allocated to the Members’ Capital Accounts in accordance with said Treas. Reg. § 1.704-2(i).

e.	Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Treas. Reg. § 1.704-2(b)) those deductions shall be allocated to the Members in accordance with, and as a part of, the allocations of Company profit or loss for that period.

f.	In accordance with IRC § 704(c)(l)(A) and Treas. Reg. § 1.7041(b)(2)(i), (iv), if a member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss, and deductions for the property shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company and its fair market value at the time of contribution.

g.

Pursuant to IRC § 704(c)(l)(B), if any contributed property is distributed by the Company other than to the contributing Member within five (5) years of being contributed, then, except as provided in IRC § 704(c)(2), the contributing Member shall be treated as recognizing gain or loss from the sale of the property in an amount equal to the gain or loss that would have been allocated to the Member under IRC § 704(c)(l)(A) if the property had been sold at its fair market value at the time of the distribution.

h.	In the case of any distribution by the Company to a Member, the Member shall be treated as recognizing gain in an amount equal to the lesser of: (i) The excess (if any) of the fair market value of the property (other than money) received in the distribution over the adjusted basis of the Member’s Membership Units in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution; or (ii) The Net Precontribution Gain (as defined in IRC § 737(b)) of the Member. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member under IRC § 704(c)(1)(B) if all property which had been contributed to the Company within five (5) years of the distribution, and is held by the Company immediately before the distribution, had been distributed by the Company to another Member. If any portion of the property distributed consists of property which had been contributed by the distributee Member to the Company, then the property shall not be taken into account under this Section 10.02(h) and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of the interest is attributable to the property contributed to the entity after such interest had been contributed to the Company.

i.	In connection with a Capital Contribution of money or other property (other than a de minimis amount) by a new or existing Member as consideration for Membership Unit(s), or in connection with the liquidation of the Company or a distribution of money or other property (other than a de minimis amount) by the Company to a retiring Member as consideration for or Membership Unit(s), the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Treas. Reg. § 1.704-l(b)(2)(iv)(f). If under Treas. Reg. § 1.704-l(b)(2)(iv)(f), Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of the property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ shares of tax items under IRC § 704(c).

j.	All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to the recapture was allocated hereunder to the extent that the Member is allocated any gain from the sale or other disposition of the property.

k.	Any credit or charge to the Capital Accounts of the Members pursuant to Sections 10.02(b), (c), and/or (d), shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 10.01 hereinabove, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 10.01 and 10.02 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article X if the special allocations required by Sections 10.02(b), (c), and/or (d), had not occurred.

10.03	Distributions. Except as provided in Section 10.02(d) hereinabove, all distributions of cash or other property shall be made to the Members according to the provisions of Section 10.01. Except as provided in Section 10.04, all distributions of Distributable Cash and property shall be made at such time as determined by the Board of Managers. All amounts withheld pursuant to the IRC or any provisions of state or local tax law for any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 10.03.

10.04	Limitation Upon Distributions. No distribution shall be declared and paid unless, after distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions.

10.05	Accounting Principles. The Net Profits and Net Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the accrual method of accounting. It is intended that the Company will elect those accounting methods that provide the Company with the greatest tax benefits.

10.06	Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for in this Agreement.

10.07	Loans to Company. Nothing in this Agreement shall prevent any Member or Manager from making secured or unsecured loans to the Company by agreement with the Company.

10.08	Accounting Period. The Company’s accounting period shall be a 52 or 53 week accounting period ending on the Sunday closest to December 31 in each year.

10.09	Records, Audits, and Reports. At the expense of the Company, the Board of Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

a.	A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

b.	A copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

c.	Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the four most recent years;

d.	Copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property, or services, and copies of any financial statements of the Company for the three (3) most recent years;

e.	Minutes of every annual meeting, special meeting, and court-ordered meeting;

f.	Any written consents obtained from Members or the Board of Managers for actions taken without a meeting.

g.	Unless contained in the Certificate of Formation or this Agreement, a writing setting out: (i) the amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute; and (ii) any events upon the happening of which the Company is to be dissolved and its affairs wound up.

10.10	Returns and Other Ejections. The Board of Managers shall cause the preparation and timely filing of all tax returns requited to be filed by the Company pursuant to the IRC and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of those returns, or pertinent information from the returns, shall be furnished to the Members within a reasonable time after the end of the Company’s fiscal year.

a.	For Mississippi tax purposes, each Member which is a nonresident of Mississippi shall execute and deliver to the Board of Managers a Form MISSISSIPPI LIMITED LIABILITY COMPANY NONRESIDENT MEMBER INCOME TAX AGREEMENT (the “Nonresident Tax Agreement”) no later than sixty (60) days after becoming a Member. The Board of Managers shall timely file with the Mississippi State Tax Commission, together with the Company’s annual Mississippi return, a Nonresident Tax Agreement for each Nonresident Member.

b.	All elections permitted to be made by the Company under federal or state laws shall be made by the Board of Managers in the Board of Managers’ sole discretion, provided that the Board of Managers shall make any tax election requested by Majority Vote of the Members.

ARTICLE XI

INVESTMENT REPRESENTATIONS AND

TRANSFERABILITY RESTRICTIONS

11.01	Investment Representations. The parties to this Agreement agree as follows with respect to investment representation.

a.	The undersigned Members understand: (i) That the Membership Units evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., the Mississippi Securities Act or any other state securities laws (the “Securities Acts”) because the Company is issuing these Membership Units in reliance upon the exemptions from the registration requirements of the Securities Act providing for issuance of securities not involved in a public offering; (ii) That the Company has relied upon the fact that the Membership Units are to be held by each Member for investment; and (iii) That exemption from registration under the Securities Acts would not be available if the Membership Units were acquired by a Member with a view to distribution.

b.	Accordingly, each Member hereby confirms to the Company that the Member is acquiring the Membership Units for the Member’s own account, for investment and not with a view to the resale or distribution. (i) Each Member agrees not to transfer, sell, or offer for sale any portion of the Membership Units unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state securities laws or unless the holder of Membership Units delivers to the Company an opinion of counsel, satisfactory to the Company, that the registration or other qualification under the Securities Act of 1933 and applicable state securities laws is not required in connection with the transfer, offer, or sale. (ii) Each Member understands that the Company is under no obligation to register the Membership Units or to assist the Member in complying with any exemption from registration under the Securities Acts if the Member should at a later date wish to dispose of the Membership Units. (iii) Furthermore, each Member realizes that the Membership Units are unlikely to qualify for disposition under Rule 144, 17 C.F.R. § 230.144 (1992), of the Securities and Exchange Commission unless the Member is not an “affiliate” of the Company and the Membership Units have been beneficially owned and fully paid for by the Member for at least three (3) years.

c.	Before acquiring the Membership Units, each Member has investigated the Company and its business and has had made available to each Member all information necessary for the Member to make an informed decision to acquire the Membership Units. Each Member considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Membership Units. No Member has been given any guarantee of payment, return on capital or performance.

11.02	Transfer Restrictions. Except as otherwise specifically provided in this Agreement or by the unanimous consent of all of the Members, no Member shall have the right to:

a.	Sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration, (collectively, “sell”) all or any part of its Membership Units;

b.	Gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or part of its Membership Units.

Notwithstanding anything to the contrary expressed or implied in this Agreement, any sale, assignment, transfer, pledge or other disposition of any interest in the Company (or any attempt to do so) shall be ineffective unless all approvals, findings of suitability, licenses, permits and registrations required for such disposition shall have been timely obtained from any governmental authority that has jurisdiction over gaming activities of the Company including without limitation the advance approval of the Mississippi Gaming Commission.

11.03	Gaming Licenses and Effect of Adverse Finding. Each Member acknowledges that its primary business and that of its subsidiaries and other affiliates is the operation and management of gaming facilities; and that each Member and its subsidiaries and other affiliates must obtain and maintain in effect various approvals, findings of suitability, licenses, permits and registrations (collectively “Gaming Licenses”) from various gaming authorities. Notwithstanding any other provisions of this Agreement, this Section 11.03 shall apply to each Member; to any person who is proposed or admitted as an additional or substituted member of the Company (“Other Member”); and to any person who directly or indirectly owns or has any interest in the Member or any Other Member or is otherwise affiliated with the Member or any Other Member (an “Affiliate”):

If either	(a) a Member, any proposed or actual Other Member or any Affiliate of any of them (an “Affected Person”) is found by any gaming authority to be unsuitable or unqualified to (i) own, operate or manage any gaming facility or (ii) be associated with any Member;

(b) either the Board of Managers of the Company or the board of directors (or equivalent body) of any Member determines in good faith that the continued association of any Affected Person with the Company may result in (i) the disapproval, modification or non-renewal of any contract or agreement under which the Company, any Member or any other Affiliate of the Company or any Member has sole or shared authority to manage any gaming facility; or (ii) the loss or non-reinstatement of any Gaming License of the Company, any Member or any other Affiliate of the Company or any Member; or

(c) any recipient (or any Affiliate thereof) of a transfer or proposed transfer of any portion of the Membership Units of the Member or any Other Member is the subject of a determination described in either clause (a) or clause (b) above, then such recipient shall be treated hereunder as an Affected Person and such Member shall give such Affected Person a written notice of such finding or determination. Such notice shall describe the situation or relationship that is the basis for such finding or determination.

Any Affected Person that receives such a notice shall, promptly after its receipt of the notice, take all actions required to terminate or discontinue or otherwise cure, to the satisfaction of the Member’s board of directors (or equivalent body), the Company’s Board of Managers and any gaming authority having jurisdiction over such Member, the Company or any Affiliate of either, the situation or relationship described in such notice. If, within thirty (30) days after the Affected Person’s receipt of such notice (or such shorter period of time as may be required or requested by any gaming authority), the Affected Person fails or is unable to take such actions to the satisfaction of the Member’s board of directors (or equivalent body), the Company’s Board of Managers and any gaming authority having jurisdiction, the Affected Person may at any time within such period give such Member and the Company written notice of such failure or inability or, if the Affected Person has not already given such notice, the Company may before the end of such period give a notice of such failure or inability to the Affected Person and such Member.

In the event that any such notice of failure or inability is given, the Company shall not admit the Affected Person as a Member if the Affected Person is not yet a Member; or, if the Affected Person is a Member, the Company shall then have the right and option (whether or not such notice is timely given) to immediately purchase the Affected Person’s entire Membership Units in the Company for a cash purchase price equal to the balance of the Affected Person’s Capital Account as of the date of the determination made in clause (a) or (b) of the first paragraph of this Section 11.03, as applicable; and, if the Company does not immediately exercise such option, the Member shall have such right and option. If neither of such options is exercised within the three (3) month period beginning on the date such options become exercisable, the options exercisable with respect to such determination shall expire and the provisions of this Section 11.03 shall otherwise remain in full force and effect with respect to the Affected Person; provided, however, that if the adverse determination was made by the Mississippi Gaming Commission, and the Company does not exercise its purchase option, any Affected Person that is a Member must dispose of the Affected Person’s interest in the Company as provided by the laws of the State of Mississippi and the regulations of the Mississippi Gaming Commission thereunder.

11.04

Conditions of All Transfers Hereunder. In the event of either the purchase of the Member’s Membership Units by a third-party purchaser or the gift of a Member’s Membership Units, and as a condition to recognizing one or more of the effectiveness and binding nature of any such sale or gift and substitution of a new Member as against the Company or otherwise, the remaining Members may require the Member transferring any of his Membership Units and the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge, and deliver to the remaining Members such instruments of transfer, assignment, and assumption and such other certificates, representations, and documents, and to perform all the other acts that the remaining Members may deem necessary or desirable to: (i) Constitute such purchaser, as a Member, donee or successor-in-interest as such; (ii) Confirm that the person desiring to acquire the Membership Units, or to be admitted as a Member, has accepted, assumed, and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended; (iii) Preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized, or does business; (iv) Maintain the status of the Company as a partnership for federal tax purposes; and (v) Assure compliance with any applicable state and federal laws including securities laws and regulations.

Any sale or gift of a Member’s Membership Units in compliance with this Article shall be deemed effective as of the last day of the calendar month in which the remaining Members’ consent thereto was given, or, if no such consent was required, then on such date that the donee or successor interest complies with the requirements herein. The Member transferring any of his Membership Units agrees, upon request of the remaining Members, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the remaining Members from time to time in connection with such sale, transfer, assignment, or substitution. The Member transferring any of his Membership Units hereby indemnifies and holds harmless the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly from any transfer or purported transfer in violation of this Article.

ARTICLE XII

DISSOLUTION AND TERMINATION

12.01	Dissolution.

a.

The Company shall be dissolved upon the occurrence of any of the following events: (i) By the unanimous written agreement of all Members; or (ii) Upon the occurrence of any event which terminates the continued membership of a Member in the Company under the Mississippi Act (a “Withdrawal Event”), unless the business of the Company is continued by the consent of all the remaining Members within ninety (90) days after the Withdrawal Event. Each of the Members hereby agrees that within sixty (60) days after the occurrence of a Withdrawal Event other than the event listed in Section 12.01 (a)(i), they will promptly consent, in writing, to continue the business of the Company. The consents shall be mailed or hand delivered to the principal place of business of the

Company set forth in Section 1.04 hereinabove (or to such other address designated by the Board of Managers) no later than eighty (80) days after such Withdrawal Event. The sole remedy for breach of a Member’s obligation to consent to continue the business of the Company under this Section shall be money damages (and not specific performance).

b.

Notwithstanding anything to the contrary in this Agreement, if a Member or Members owning Membership Unit(s), which in the aggregate constitute not less than two-thirds ( 2/3rds) of all Membership Units owned by Members, vote to dissolve the Company at a meeting of the Members pursuant to Article VII, then all of the Members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than ten (10) days) thereafter.

c.	As soon as possible following the occurrence of any of the events specified in this Section 12.01 effecting the dissolution of the Company, the appropriate representative of the Company shall file an executed Certificate of Dissolution with the Secretary of State of the State of Mississippi as required under the Mississippi Act.

d.	If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage the Member’s person or property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling the Member’s estate or administering his property.

12.02	Effect of Filing of Certificate of Dissolution. Upon filing the Certificate of Dissolution with the Mississippi Secretary of State, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a Certificate of Cancellation has been filed with the Mississippi Secretary of State as required by the Mississippi Act or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

12.03	Winding Up, Liquidation, and Distribution of Assets. Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities, and operations, from the date of the last previous accounting until the date of dissolution. The Board of Managers shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Board of Managers shall:

a.	Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Board of Managers may determine to distribute any assets to the Members in kind);

b.	Allocate any profit or loss resulting from such sales to the Members’ Capital Accounts in accordance with Article X above;

c.	Discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company);

d.	Distribute the remaining assets in the following order: (i) If any assets of the Company are to be distributed in kind, the net fair market value of those assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Article X and Section 8.03 of this Agreement to reflect such deemed sale. (ii) The positive balance (if any) of each Member’s Capital Account (as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by the Board of Managers, with any assets distributed in kind being valued for this purpose at their fair market value as determined by the Board of Managers. Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Treas. Reg. § 1.704-1(b)(2)(ii)(b)(2).

e.	Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treas. Reg. § 1.704-l(b)(2)(ii)(g), if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of the Member’s Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

f.	Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated.

g.	The Board of Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

12.04

Certificate of Cancellation. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be filed with the Secretary of State of the State of Mississippi as required by the Mississippi Act. Upon the filing of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Mississippi Act. The Board of Managers shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

12.05	Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, the Members shall have no recourse against any other Member.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01	Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this Agreement. Except as otherwise provided in this Agreement, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

13.02	Books of Accounts and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Board of Managers in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The books and records shall be maintained as provided in Section 10.09 hereinabove. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members, or their duly authorized representatives during reasonable business hours.

13.03	Application of Mississippi Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Mississippi and specifically the Mississippi Act.

13.04	Waiver of Action for Participation. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.05	Amendments. This Agreement may not be amended except by the unanimous written agreement of all of the Members.

13.06	Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.

13.07	Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.08	Headings. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.

13.09	Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

13.10	Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

13.11	Severability. If any provision of this Agreement or its application to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12	Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

13.13	Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.14	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

ARTICLE XIV

DEFINITIONS

14.01	Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

a.	“Agreement” shall mean this Limited Liability Company Operating Agreement as originally executed and as amended from time to time.

b.	“Board of Managers” shall mean all of the Managers of the Company.

c.	“Capital Account” as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article VIII.

d.	“Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

e.	“Certificate of Cancellation” shall mean the Certificate of Cancellation required to be filed with the Secretary of State of the State of Mississippi upon the completion of the winding up of the affairs of the Company.

f.	“Certificate of Dissolution” shall mean the Certificate of Dissolution required to be filed with the Secretary of State of the State of Mississippi upon the dissolution of the Company and upon the commencement of the winding up of the affairs of the Company.

g.	“Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of the State of Mississippi as the same may be amended from time to time.

h.	“Company” shall refer to Grand Casinos of Mississippi - Gulfport, LLC, a Mississippi limited liability company.

i.	“Deficit Capital Account” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments: (i) Credit to such Capital Account any amount which such Member is obligated to restore under Treas. Reg. § 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentence of Treas. Reg. §§ 1.704-2(g)(1) and (i)(5), after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Treas. Reg. § 1.704-2(d)) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Treas. Reg. § 1.704-2 (i) (3)); (ii) Debit to such Capital Account the items described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6); (iii) This definition of Deficit Capital Account is intended to comply with the provision of Treas. Reg. §§ 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

j.	“Distributable Cash” means all cash, revenues, and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) All principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) All cash expenditures incurred incident to the normal operation of the Company’s business; and (iii) Such Reserves as the Board of Managers deem reasonably necessary to the proper operation of the Company’s business.

k.	“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust, or foreign business organization.

l.	“Fiscal Year” shall mean the Company’s fiscal year, which shall be a 52 or 53 week accounting period ending on the Sunday closest to December 31 in each year.

m.	“Initial Capital Contribution” shall mean the initial contribution to the capital of the Company pursuant to this Agreement.

n.	“IRC” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

o.	“Majority Vote” shall mean more than fifty percent (50%) of the aggregate eligible votes.

p.	“Manager” shall mean one or more managers appointed from time to time by the Members as provided herein. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, when the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

q.	“Member” shall mean each of the parties who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager has purchased Membership Units in the Company, he will have all the rights of a Member with respect to such Membership Units, and the term “Member” as used in this Agreement shall include a Manager to the extent he has purchased such Membership Units in the Company.

r.	“Membership Units” shall mean those certain Membership Units in the Company which shall include the right to share in the Net Profits, Net Losses and distributions of the Company’s assets pursuant to this Agreement and the Mississippi Act and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and the Mississippi Act. Each Membership Unit shall have one (1) vote.

s.	“Mississippi Act” shall mean the Mississippi Limited Liability Company Act, Section 79-29-101 et seq. Mississippi Code of 1972, as amended.

t.	“Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with generally accepted accounting principles employed under the accrual method of accounting at the close of each fiscal year on the Company’s information tax return filed for federal income tax purposes.

u.	“Persons” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of the “Person” when the context so permits.

v.	“Reserves” shall mean, for any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Board of Managers for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company’s business.

w.	“Treasury Regulations” shall include proposed, temporary, and final regulations promulgated under the IRC in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

CERTIFICATE

The undersigned hereby agree, acknowledge, and certify that the foregoing Agreement, consisting of thirty (30) pages, excluding the attached Exhibits, constitutes the Limited Liability Company Operating Agreement of Grand Casinos of Mississippi, LLC - Gulfport adopted by the Members of the Company as of October 2, 1998.

MEMBER:

GRAND CASINOS, INC.

By:	[Illegible]
Title:

EXHIBIT “A”

Initial Member	Initial Capital Contribution	Membership Units Purchased
Grand Casinos, Inc.	$100	One (1)